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                                                                    Exhibit 23.6

INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of NTL Incorporated on Form S-4 of our report dated February 27, 1998, appearing in the Joint Proxy Statement/Prospectus of NTL Incorporated and Comcast UK Cable Partners Limited, which is part of this Registration Statement, on the consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Cable London PLC and subsidiaries.

     We also consent to the reference to us under the headings "Experts" in such Joint Proxy Statement/Prospectus.

/s/ DELOITTE & TOUCHE

London, England
September 25, 1998